Vonage Appoints Stephen M. Ward, Jr. to its Board of Directors

HOLMDEL, N.J., (June 24, 2021) — Vonage (Nasdaq: VG), a global leader in cloud communications helping businesses accelerate their digital transformation, has appointed Stephen M. Ward, Jr. to the Company’s Board of Directors, effective immediately. Mr. Ward is a member of the founding team of C3.ai, the leading developer of Artificial Intelligence enterprise platforms, and retired President and Chief Executive Officer for Lenovo Group Limited. With Ward’s appointment, Vonage’s Board will be comprised of 11 directors, 10 of whom are independent.
“We are pleased to welcome Steve Ward to the Vonage Board,” said Vonage Chairman Jeffrey Citron. “His proven leadership, deep expertise in the enterprise software space, and development experience in emerging technologies such as AI will provide tremendous value to the Vonage Board.”

“I am honored to join the Vonage Board at this pivotal moment in the Company’s history amidst the cloud communications revolution,” Ward said. “Digital transformation across all industries has accelerated tremendously over the past year. The breadth and depth of the Vonage Communications Platform uniquely positions the Company to stake a claim on this massive opportunity. I look forward to being a part of that journey as Vonage delivers the technology that businesses today need to do what’s next and stay ahead for years to come.”
About Stephen M. Ward, Jr.
Stephen M. Ward, Jr. is a member of the founding team of C3.ai and currently serves on its board of directors as compensation committee chair. Ward served as the Chief Executive Officer of Lenovo Group Limited, the international personal computer company formed by the acquisition of IBM’s personal computer division by Lenovo after having held a number of management positions with IBM, including Senior Vice President and General Manager of the Personal Systems and Retail Systems Group, General Manager of the Industrial Sector, General Manager of the Thinkpad and Mobile division, and Chief Information Officer.
Ward has also served as a member of the Board of Directors of Carpenter Technology Corporation, a specialty metals company, since March 2001. He also held positions on the boards of KLX Energy Services Holdings, Lenovo, E-Ink, E2Open Corporation, OD Vision, and KLX Aerospace.
Ward holds a B.S. in Mechanical Engineering from California Polytechnic State University, San Luis Obispo.

About Vonage
Vonage, (Nasdaq:VG) a global cloud communications leader, helps businesses accelerate their digital transformation. Vonage's Communications Platform is fully programmable and allows for the integration of Video, Voice, Chat, Messaging and Verification into existing products, workflows and systems. Vonage's fully programmable unified communications and contact center applications are built from the Vonage platform and enable companies to transform how they communicate and operate from the office or anywhere, providing enormous flexibility and ensuring business continuity.
Vonage Holdings Corp. is headquartered in New Jersey, with offices throughout the United States, Europe, Israel, and Asia. To follow Vonage on Twitter, please visit twitter.com/vonage. To become a fan on Facebook, go to facebook.com/vonage. To subscribe on YouTube, visit youtube.com/vonage.
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Media Contact: Santina Stankevich, (732) 660-7153, santina.stankevich@vonage.com
Investor Contact: Hunter Blankenbaker, (732) 444-4926, hunter.blankenbaker@vonage.com